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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of SatCon Technology Corporation on Amendment No. 2 to Form S-3 of our report dated May 25, 2000 (September 22, 2000 as to the last paragraph of Note 15, November 22, 2000 as to Note 16 and December 19, 2000 as to Note 17) appearing in the Prospectus, which is part of this Registration Statement, on the financial statements of Beacon Power Corporation for the years ended December 31, 1999 and 1998 and the period from May 8, 1997 (date of inception) to December 31, 1997 and the period from May 8, 1997 (date of inception) to December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


Boston, Massachusetts
March 5, 2001